Exhibit 21.1

Subsidiaries of the Registrant, as of December 31, 2019

Subsidiary	Jurisdiction of Organization

Advanced Medical Personnel Services, Inc.	Florida

AMN Allied Services, LLC	Delaware

AMN Healthcare Allied, Inc.	Texas

AMN Healthcare, Inc.	Nevada

AMN Leadership Solutions, Inc.	Delaware

AMN Services, LLC	North Carolina

AMN Staffing Services, LLC	Delaware

AMN Vision Services, LLC	Delaware

AMN Workforce Solutions, LLC	Delaware

Avantas, LLC	Nebraska

B4Health, LLC	Maryland

B. E. Smith Interim Services, LLC	Delaware

B. E. Smith, LLC	Delaware

HealthSource Global Staffing, Inc.	California

Innovative Placements, LLC	Indiana

Locum Leaders, LLC	Delaware

Medefis, Inc.	Delaware

Merritt, Hawkins & Associates, LLC	California

Nursefinders, LLC	Texas

O’Grady-Peyton International (USA), Inc.	Massachusetts

Onward Healthcare, LLC	Delaware

Peak Government Services, LLC	California

Rise Medical Staffing, LLC	Delaware

ShiftWise, Inc.	Oregon

Silversheet Inc.	Delaware

Spectrum Insurance Company, Inc.	Hawaii

Staff Care, Inc.	Delaware